Exhibit 99.3

Poniard Announces Positive Preliminary Efficacy and Safety Data from Ongoing Phase 2 Trial of Picoplatin in First-Line Treatment of Colorectal Cancer

— Phase 2 Data To Be Presented along with Updated Phase 1 Colorectal Cancer Data at ASCO Annual Meeting —

South San Francisco, Calif. and Chicago (June 1, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced positive preliminary results from its ongoing randomized Phase 2 clinical trial in patients with metastatic colorectal cancer (CRC) and updated results from an ongoing Phase 1 CRC trial. Preliminary data suggest that picoplatin given in combination with 5-fluorouracil and leucovorin (FOLPI) and oxaliplatin given in combination with 5-fluorouracil and leucovorin (FOLFOX) may have similar anti-tumor activity in metastatic CRC.

The Company will present the Phase 1 and 2 picoplatin data (abstract #4100) in the General Poster Session during the 44th Annual Meeting of the American Society of Clinical Oncology (ASCO) at McCormick Place in Chicago. Picoplatin, the Company’s lead product candidate, is a new generation platinum chemotherapy agent with the potential to become a platform product addressing multiple indications, combinations and formulations for the treatment of multiple solid tumor indications.

“The comparison of picoplatin and oxaliplatin in combination with 5-fluorouracil and leucovorin has provided encouraging preliminary results,” said Robert De Jager, M.D., chief medical officer of Poniard. “These data support our strategy of developing picoplatin as a preferred platinum for the first-line treatment of metastatic CRC. The ongoing Phase 2 trial could support advancement of picoplatin into a registration trial.”

Phase 2 CRC Study Preliminary Results

The randomized, controlled, 100-patient Phase 2 study is comparing the safety and efficacy of intravenous picoplatin given once every four weeks in combination with 5-fluorouracil and leucovorin in the FOLPI regimen with oxaliplatin in combination with 5-fluorouracil and leucovorin in the modified FOLFOX-6 regimen.

Preliminary data suggest that FOLPI and FOLFOX may have similar anti-tumor activity in metastatic CRC. Preliminary data representing 61 patients will be presented. Of 11 evaluable patients in the FOLPI arm, 10 achieved disease control (partial response combined with stable disease), including two partial responses. Of 13 evaluable patients in the FOLFOX arm, 10 achieved disease control, including one partial response. A total of 37 patients across both arms are too early for evaluation.

Expanded and Updated Phase 1 CRC Study Results

In the Phase 1 dose-escalation study, 70 patients were treated with FOLPI with picoplatin treatment administered either every two or four weeks. Patients have received a total picoplatin exposure of between 85 mg/m2 and 1,350 mg/m2, representing up to 28 cycles of picoplatin therapy.

The dose limiting toxicity (DLT) for the every-four-week regimen at 180 mg/m2 was hematologic with neutropenia and thrombocytopenia as the most frequent adverse events. The maximum tolerated dose (MTD) in the every-four-week FOLPI schedule was previously reported to be hematologic and occurred at 150 mg/m2. The MTD in the every-two-week FOLPI schedule of picoplatin when infused with 5-fluorouracil and leucovorin has not yet been reached, and the trial is ongoing at a dose of 135 mg/m2.

None of the Phase 1 patients treated with picoplatin exhibited severe neuropathy (Grade 3 or 4),  as is commonly seen in metastatic CRC patients treated with oxaliplatin in combination with 5-fluorouracil and leucovorin as part of the FOLFOX regimen. Neurotoxicities were not related to cumulative exposure of picoplatin. Nephrotoxicities and ototoxicities were rare and mild with the FOLPI regimen.

Current National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology for colon cancer encourage the discontinuation of FOLFOX after three months of therapy or sooner if significant neurotoxicity (Grade 3 or greater) develops.

About Picoplatin

Picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and is designed to overcome platinum resistance associated with chemotherapy in solid tumors. It is being studied in multiple cancer indications, combinations and formulations.  Picoplatin has been evaluated in more than 750 patients and has demonstrated anti-tumor activity in multiple indications with less severe kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) than is commonly observed with other platinum chemotherapy drugs.

In addition to the ongoing Phase 2 clinical trial in CRC, Poniard is evaluating intravenous picoplatin in an ongoing pivotal Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), in small cell lung cancer. This registration trial currently is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration and is evaluating overall survival as the primary endpoint. Picoplatin is also being evaluated in an ongoing Phase 2 clinical trial in patients with metastatic hormone-refractory prostate cancer. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors. The oral formulation of picoplatin has the same active pharmaceutical ingredient as the intravenous formulation. Picoplatin has not been approved by any regulatory authority for use in humans.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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